Exhibit 99.1

LEXMARK

Lexmark reports third quarter results
•	Lexmark reports third-quarter revenue of $1.195 billion, GAAP EPS of $0.48, including $0.12 for restructuring-related activities
•	Company generates cash of $142 million during third quarter
•	Restructuring plan expected to generate $40 million savings in 2008 and $60 million annualized savings

LEXINGTON, Ky., Oct. 23, 2007 -- Lexmark International, Inc. (NYSE: LXK) today announced financial results for the third quarter of 2007. Third-quarter revenue was $1.195 billion, down 3 percent compared to revenue of $1.235 billion last year. Third-quarter GAAP earnings per share were $0.48. Earnings per share for the third quarter of 2007 would have been $0.60 excluding $0.12 per share for restructuring-related activities.  In the third quarter of 2007, the GAAP provision for income taxes was a benefit of $18 million, reflecting tax benefits due to the finalization of certain tax audits in the quarter and a reduction in the expected full-year tax rate.  Third-quarter 2006 GAAP earnings per share were $0.85.  Earnings per share for the third quarter of 2006 would have been $0.95 excluding $0.10 per share for restructuring-related activities.

Third-quarter 2007 business segment revenue of $728 million grew 5 percent year to year and consumer segment revenue of $468 million declined 13 percent compared to a year ago. Third-quarter 2007 gross profit margin was 27.8 percent, the operating expense to revenue ratio was 26.1 percent, the operating income margin was 1.7 percent, and net earnings were $45 million. Third-quarter 2007 operating income includes $15 million pretax charges in connection with the company’s restructuring-related actions.

Third-quarter 2006 gross profit margin was 32.6 percent, the operating expense to revenue ratio was 23.3 percent, the operating income margin was 9.3 percent, and net earnings were $86 million. Third-quarter 2006 results include $13 million restructuring-related pretax charges.

On a non-GAAP basis, excluding third-quarter restructuring-related charges:
•
Third-quarter 2007 gross profit margin would have been 28.2 percent, down 4.7 percentage points from 32.9 percent in the same period last year, principally due to lower product margins partially offset by a favorable product mix.

•
Third-quarter 2007 operating expense as a percentage of revenue would have been 25.2 percent, up 2.7 percentage points from 22.5 percent in the same quarter last year, driven by increased marketing and sales and product development investments.

•
Third-quarter 2007 operating income margin would have been 2.9 percent, down 7.5 percentage points from 10.4 percent last year, primarily reflecting an operating loss in the consumer segment in the quarter.

•	Third-quarter 2007 net earnings would have been $57 million compared to $95 million in the third quarter of 2006.

The company ended the quarter with $639 million in cash and marketable securities. Third-quarter net cash provided by operating activities was $142 million. Capital expenditures for the quarter were $39 million. Depreciation and amortization in the quarter was $50 million. Lexmark did not repurchase its stock during the third quarter. The company’s remaining share repurchase authorization was approximately $295 million at quarter end.

“Although our business market segment continues to meet our expectations and our third quarter earnings per share were better than expected, EPS were significantly below a year ago, reflecting the continuation of a very challenging situation in our consumer market segment.  We are taking steps to shift our consumer market segment focus to higher-usage customers and to improve our cost and expense structure.  At the same time, we are committed to continuing our strategic investments in new product development and branding to strengthen our position in growth market segments,” said Paul J. Curlander, Lexmark chairman and chief executive officer.

The company announced a restructuring plan today which includes:
•	Closure of one of the company’s inkjet supplies manufacturing facilities in Mexico, and additional optimization measures at the remaining inkjet facilities in Mexico.
•
Reduction of business support cost and expense structure by further consolidating activity globally and expanding the use of shared service centers in lower-cost regions.  The areas impacted are supply chain, service delivery, general and administrative expense, as well as marketing and sales support functions.

•	Focusing consumer segment marketing and sales efforts into countries or geographic regions that have the highest supplies usage.

These actions are expected to impact approximately 1,650 positions by the end of 2008.  Most of the impacted positions are being moved to lower-cost countries.

The company estimates that these actions will result in pretax costs of approximately $20 million in 2007, and $70 million in 2008. Total savings from the restructuring are expected to be about $40 million in 2008, and to be approximately $60 million annually once these actions are completed.

Legal Partner and Wireless Inkjets Capitalize on Important Industry Dynamics
During the quarter, Lexmark introduced the Lexmark Legal Partner, a laser multifunction product that is customized specifically for the legal industry.  This product, along with the previously announced Education Station and Clinical Assistant, allows Lexmark to capitalize on its extensive research to identify unique document workflow management requirements and trends associated with specific industry verticals in the small and medium business space.

Additions to the new wireless line of inkjet products announced in the third quarter include three full-featured all-in-one printers delivering industry-leading value for small office/home office professionals and combining the flexibility of wireless connectivity, the efficiency of automatic two-sided printing and the convenience of easy installation. Lexmark now offers a full line of the most affordable wireless printers in the market.

Looking Forward
In the fourth quarter of 2007, the company expects revenue to be down in the low- to mid-single digit percentage range year over year. It expects fourth-quarter 2007 GAAP EPS to be in the range of $0.32 to $0.42 per share.   Restructuring-related costs and expenses are expected to be approximately $0.18 per share in the fourth quarter of 2007.  Excluding these restructuring-related costs and expenses, non-GAAP EPS is expected to be in the range of $0.50 to $0.60 per share.  GAAP EPS in the fourth quarter of 2006 were $0.91, or $1.05 excluding $0.14 per share restructuring-related charges.

Conference Call Today
The company will be hosting a conference call with securities analysts today at 8:30 a.m. (EDT).  A live broadcast and a complete replay of this call can be accessed from Lexmark’s investor relations Web site at http://investor.lexmark.com.  If you are unable to connect to the Internet, you can access the call via telephone at 888-693-3477 (outside the U.S. by calling 973-582-2710) or the replay shortly afterward by calling 877-519-4471 (outside the U.S. by calling 973-341-3080) using access code 9323285. This telephone replay of the conference call will be available until noon (EDT) on Tuesday, October 30, 2007.

Supplemental information slides, including reconciliations between GAAP and non-GAAP financial measures, will be available on Lexmark’s investor relations Web site prior to the live broadcast.

About Lexmark
Lexmark International, Inc. (NYSE: LXK) provides businesses and consumers in more than 150 countries with a broad range of printing and imaging products, solutions and services that help them to be more productive. In 2006, Lexmark reported $5.1 billion in revenue. Learn how Lexmark can help you get more done at www.lexmark.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties, including, but not limited to, periodic variations affecting revenue and profitability, the inability to meet customer product requirements on a cost competitive basis, failure to execute planned cost reduction measures, aggressive pricing from competitors and resellers, entrance into the market of additional competitors focused on printing solutions, market acceptance of new products and pricing programs, the financial failure or loss of business with a key customer, reseller or supplier, increased investment to support product development and marketing, weak economic conditions, inability to perform under managed print services contracts, decreased supplies consumption, increased competition in the aftermarket supplies business, failure to successfully outsource the infrastructure support of information technology systems, failure to manage inventory levels or production capacity, unforeseen cost impacts as a result of new legislation, fees on the company’s products or litigation costs required to protect the company’s rights, inability to obtain and protect the company’s intellectual property and defend against claims of infringement and/or anticompetitive conduct, reliance on international production facilities, manufacturing partners and certain key suppliers, disruptions at important points of exit and entry and distribution centers, changes in a country’s political or economic conditions, conflicts among sales channels, the failure of information technology systems, changes in the company’s tax provisions or tax liabilities, business disruptions, currency fluctuations, China’s revaluation of its currency, terrorist acts, acts of war or other political conflicts, or the outbreak of a communicable disease, and other risks described in the company’s Securities and Exchange Commission filings.  The company undertakes no obligation to update any forward-looking statement.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries.  All other trademarks are the property of their respective owners.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(In Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006
Revenue	$1,195.4	$1,234.6	$3,664.2	$3,738.9
Cost of revenue (1)	862.8	832.2	2,538.6	2,515.0
Gross profit	332.6	402.4	1,125.6	1,223.9

Research and development	101.2	93.2	303.3	273.8
Selling, general and administrative (1)	204.3	186.6	608.5	546.6
Restructuring and other, net (1) (2)	6.6	7.5	6.6	64.3
Operating expense	312.1	287.3	918.4	884.7

Operating income	20.5	115.1	207.2	339.2

Interest (income) expense, net	(5.6)	(5.2)	(13.8)	(17.0)
Other (income) expense, net (3)	(0.8)	1.2	(7.0)	3.9

Earnings before income taxes	26.9	119.1	228.0	352.3

Provision for income taxes	(18.3)	33.5	26.2	103.8
Net earnings	$45.2	$85.6	$201.8	$248.5

Net earnings per share:
Basic	$0.48	$0.86	$2.12	$2.38
Diluted	$0.48	$0.85	$2.10	$2.37

Shares used in per share calculation:
Basic	94.9	100.0	95.4	104.5
Diluted	95.2	100.6	96.0	105.0

(1)Amounts for the three months ended September 30, 2006, include the impact of $13.3 million of restructuring-related charges and project costs. Restructuring-related charges of $3.1 million relating to accelerated depreciation on certain fixed assets were included in cost of revenue. Restructuring-related charges of $7.5 million relating to employee termination benefits were included in restructuring and other, net. Project costs of $0.5 million and $2.2 million were included in cost of revenue and selling, general and administrative expenses, respectively.

Amounts for the nine months ended September 30, 2006, include the impact of $116.3 million of restructuring-related charges and project costs and a $9.9 million pension curtailment benefit. Restructuring-related charges of $38.0 million relating to accelerated depreciation on certain fixed assets were included in cost of revenue. Restructuring-related charges of $74.2 million relating to employee termination benefits and contract termination charges and the $9.9 million pension curtailment benefit were included in restructuring and other, net. Project costs of $0.9 million and $3.2 million were included in cost of revenue and selling, general and administrative expenses, respectively.

(2)Amounts for the three and nine months ended September 30, 2007, include the impact of $6.6 million of employee termination benefit charges related to the Company's 2007 restructuring plan.

(3)Amounts for the nine months ended September 30, 2007, include an $8.1 million pre-tax foreign exchange gain realized upon the substantial liquidation of the Company’s Scotland entity.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION
(In Millions)
(Unaudited)

	September 30	December 31
	2007	2006
ASSETS

Current assets:
Cash and cash equivalents	$202.5	$144.6
Marketable securities	436.7	406.3
Trade receivables, net	574.3	584.3
Inventories	459.9	457.8
Prepaid expenses and other current assets	231.9	237.0
Total current assets	1,905.3	1,830.0

Property, plant and equipment, net	864.3	846.8
Other assets	174.1	172.2
Total assets	$2,943.7	$2,849.0

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short term debt	$4.2	$-
Current portion of long-term debt	149.9	-
Accounts payable	634.2	600.3
Accrued liabilities	672.4	723.7
Total current liabilities	1,460.7	1,324.0

Long-term debt	-	149.8
Other liabilities	335.5	340.0
Total liabilities	1,796.2	1,813.8

Stockholders' equity:
Common stock and capital in excess of par	878.4	828.4
Retained earnings	836.7	627.5
Treasury stock, net	(454.7)	(289.8)
Accumulated other comprehensive loss	(112.9)	(130.9)
Total stockholders' equity	1,147.5	1,035.2
Total liabilities and stockholders' equity	$2,943.7	$2,849.0

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Earnings Per Share:		3Q07	3Q06
GAAP		$0.48	$0.85
Restructuring-related charges & project costs		0.12	0.10
Non-GAAP		$0.60	$0.95

3Q07:	Gross Profit Margin	Operating Expense to Revenue Ratio	Operating Income Margin
GAAP	27.8%	26.1%	1.7%
Restructuring-related charges & project costs	0.4%	(0.9%)	1.2%
Non-GAAP	28.2%	25.2%	2.9%

3Q06:
GAAP	32.6%	23.3%	9.3%
Restructuring-related charges & project costs	0.3%	(0.8%)	1.1%
Non-GAAP	32.9%	22.5%	10.4%

Net Earnings (In Millions)		3Q07	3Q06
GAAP		$45	$86
Restructuring-related charges & project costs		12	9
Non-GAAP		$57	$95

		Earnings Per Share
Guidance:		4Q07	4Q06
GAAP		$0.32 - $0.42	$0.91
Restructuring-related charges & project costs		$0.18	0.14
Non-GAAP		$0.50 - $0.60	$1.05

Note:  Management believes that presenting these measures is useful because they enhance shareholders’ understanding of how management assesses the performance of the Company’s businesses. Management reviews the performance of the Company's operating segments based on GAAP and non-GAAP measures which reflect income and expense items which are recurring in nature, and do not include the impact of actions that management believes are not reflective of the ongoing operation of the Company. These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

Totals may not foot due to rounding.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Nine Months Ended September 30

Earnings Per Share:		2007	2006
GAAP		$2.10	$2.37
Restructuring-related charges & project costs		0.19	0.77
Accumulated translation gain upon Scotland liquidation		(0.07)	-
Pension curtailment gain		-	(0.07)
Non-GAAP		$2.22	$3.07

2007:	Gross Profit Margin	Operating Expense to Revenue Ratio	Operating Income Margin
GAAP	30.7%	25.1%	5.7%
Restructuring-related charges & project costs	0.3%	(0.4%)	0.6%
Non-GAAP	31.0%	24.7%	6.3%

2006:
GAAP	32.7%	23.6%	9.1%
Restructuring-related charges & project costs	1.1%	(2.1%)	3.1%
Pension curtailment gain	0.0%	0.3%	(0.3%)
Non-GAAP	33.8%	21.9%	11.9%

Net Earnings (In Millions)		2007	2006
GAAP		$202	$249
Restructuring-related charges & project costs		18	81
Accumulated translation gain upon Scotland liquidation		(7)	-
Pension curtailment gain		-	(7)
Non-GAAP		$213	$322

Note:   Management believes that presenting these measures is useful because they enhance shareholders’ understanding of how management assesses the performance of the Company’s businesses. Management reviews the performance of the Company's operating segments based on GAAP and non-GAAP measures which reflect income and expense items which are recurring in nature, and do not include the impact of actions that management believes are not reflective of the ongoing operation of the Company. These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

Totals may not foot due to rounding.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In Millions)
(Unaudited)

	Segment Operating Income

Three Months Ended September 30	GAAP	Restructuring-Related Charges and Project Costs (1)	Non-GAAP

2007
Business	$143	$1	$144
Consumer	(22)	7	(16)
Other	(100)	7	(94)
Total	$20	$15	$35

2006
Business	$147	$6	$153
Consumer	62	5	67
Other	(94)	3	(91)
Total	$115	$13	$128

2007 vs. 2006 Comparison of Segment Operating Income:
Business	(3%)		(6%)
Consumer	n/a		n/a
Other	(6%)		(3%)
Total	(82%)		(73%)

(1) 2007 amounts include $8 million of project costs.

Note:  Management believes that presenting these measures is useful because they enhance shareholders’ understanding of how management assesses the performance of the Company’s businesses. Management reviews the performance of the Company's operating segments based on GAAP and non-GAAP measures which reflect income and expense items which are recurring in nature, and do not include the impact of actions that management believes are not reflective of the ongoing operation of the Company. These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

Totals may not foot due to rounding.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In Millions)
(Unaudited)

	Segment Operating Income

Nine Months Ended September 30	GAAP	Restructuring-Related Charges and Project Costs (1)	Non-GAAP

2007
Business	$446	$2	$448
Consumer	56	3	59
Other	(295)	17	(278)
Total	$207	$22	$229

2006
Business	$443	$28	$471
Consumer	196	55	250
Other (2)	(299)	23	(276)
Total	$339	$106	$445

2007 vs. 2006 Comparison of Segment Operating Income:
Business	1%		(5%)
Consumer	(71%)		(76%)
Other	2%		(1%)
Total	(39%)		(49%)

(1) 2007 amounts include $15 million of project costs.

(2) $10 million pension curtailment gain included in 2006 GAAP and Restructuring-related columns on "Other" line.

Note:  Management believes that presenting these measures is useful because they enhance shareholders’ understanding of how management assesses the performance of the Company’s businesses. Management reviews the performance of the Company's operating segments based on GAAP and non-GAAP measures which reflect income and expense items which are recurring in nature, and do not include the impact of actions that management believes are not reflective of the ongoing operation of the Company. These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

Totals may not foot due to rounding.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In Millions)
(Unaudited)

Three Months Ended September 30	2007	2006

Gross Profit:
GAAP	$333	$402
Restructuring-related charges & project costs	4	4
Non-GAAP	$337	$406

Operating Expense:
GAAP	$312	$287
Restructuring-related charges & project costs	(10)	(9)
Non-GAAP	$302	$278

Operating Income:
GAAP	$20	$115
Restructuring-related charges & project costs	15	13
Non-GAAP	$35	$128

Net Earnings:
GAAP	$45	$86
Restructuring-related charges & project costs	12	9
Non-GAAP	$57	$95

Net Earnings: (As a Percentage of Revenue)
GAAP	3.8%	6.9%
Restructuring-related charges & project costs	1.0%	0.8%
Non-GAAP	4.8%	7.7%

Note:  Management believes that presenting these measures is useful because they enhance shareholders’ understanding of how management assesses the performance of the Company’s businesses. Management reviews the performance of the Company's operating segments based on GAAP and non-GAAP measures which reflect income and expense items which are recurring in nature, and do not include the impact of actions that management believes are not reflective of the ongoing operation of the Company. These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

Totals may not foot due to rounding.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In Millions)
(Unaudited)

Nine Months Ended September 30	2007	2006

Gross Profit:
GAAP	$1,126	$1,224
Restructuring-related charges & project costs	10	39
Non-GAAP	$1,136	$1,263

Operating Expense:
GAAP	$918	$885
Restructuring-related charges & project costs	(12)	(77)
Pension curtailment gain	-	10
Non-GAAP	$907	$817

Operating Income:
GAAP	$207	$339
Restructuring-related charges & project costs	22	116
Pension curtailment gain	-	(10)
Non-GAAP	$229	$446

Net Earnings:
GAAP	$202	$249
Restructuring-related charges & project costs	18	81
Accumulated translation gain upon Scotland liquidation	(7)	-
Pension curtailment gain	-	(7)
Non-GAAP	$213	$322

Note:  Management believes that presenting these measures is useful because they enhance shareholders’ understanding of how management assesses the performance of the Company’s businesses. Management reviews the performance of the Company's operating segments based on GAAP and non-GAAP measures which reflect income and expense items which are recurring in nature, and do not include the impact of actions that management believes are not reflective of the ongoing operation of the Company. These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

Totals may not foot due to rounding.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Nine Months Ended September 30	2007	2006

Net Earnings: (As a Percentage of Revenue)
GAAP	5.5%	6.6%
Restructuring-related charges & project costs	0.5%	2.2%
Accumulated translation gain upon Scotland liquidation	(0.2%)	-
Pension curtailment gain	-	(0.2%)
Non-GAAP	5.8%	8.6%

Note:  Management believes that presenting these measures is useful because they enhance shareholders’ understanding of how management assesses the performance of the Company’s businesses. Management reviews the performance of the Company's operating segments based on GAAP and non-GAAP measures which reflect income and expense items which are recurring in nature, and do not include the impact of actions that management believes are not reflective of the ongoing operation of the Company. These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

Totals may not foot due to rounding.